Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE REPORTS THIRD QUARTER RESULTS

GREENVILLE, SC – April 23, 2009 – ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced complete financial results for its third quarter ended March 31, 2009.

Quarter End 3/31/09 capsule:

Net sales	$390 million
Net income	$9.2 million
Diluted EPS	$0.35 per share

“Although we are disappointed in the weak sales results across all of our businesses,” said Mike Baur, CEO, ScanSource, Inc., “we are satisfied with our overall operating results.”

For the quarter ended March 31, 2009, net sales decreased 24.2% to $390 million compared to $514 million for the quarter ended March 31, 2008. Quarterly operating income decreased 20.4% to $15.1 million from $19.0 million for the comparable prior year quarter. The effective tax rate for the quarter was 37.6%, compared to 38.8% for the prior year quarter. Net income decreased 16.3% to $9.2

ScanSource Reports Third Quarter Results

million for the quarter ended March 31, 2009 versus $11.0 million for the quarter ended March 31, 2008.

Forecast for Next Quarter

The Company announced its revenue forecast for the fourth quarter of fiscal 2009. ScanSource expects net revenues for the June 2009 quarter could range from $390 million to $430 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results including but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S., and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #854 on the

ScanSource Reports Third Quarter Results

Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2009 (unaudited)	June 30, 2008 *
Assets
Current Assets
Cash and cash equivalents	$114,391	$15,224
Trade & notes receivable, net	252,919	360,154
Other receivables	5,837	8,052
Inventories	218,407	280,077
Prepaid expenses and other assets	5,539	5,556
Deferred income taxes	11,593	11,428

Total current assets	608,686	680,491

Property and equipment, net	22,516	22,420
Goodwill	32,705	36,121
Other assets, including identifiable intangible assets	30,645	33,174

Total assets	$694,552	$772,206

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$—	$—
Short-term borrowings	—	7,649
Trade accounts payable	197,907	265,284
Accrued expenses and other liabilities	29,530	38,922

Total current liabilities	227,437	311,855

Long-term debt	30,429	29,576
Borrowings under revolving credit facility	—	27,047
Other long-term liabilities	9,332	7,975

Total liabilities	267,198	376,453

Shareholders’ Equity
Common stock	102,888	96,097
Retained earnings	325,318	290,134
Accumulated other comprehensive income (loss)	(852)	9,522

Total shareholders’ equity	427,354	395,753

Total liabilities and shareholders’ equity	$694,552	$772,206

*	Derived from audited financial statements at June 30, 2008.

ScanSource Reports Third Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
Net sales	$389,815	$514,420	$1,406,733	$1,621,455
Cost of goods sold	342,280	462,701	1,251,368	1,452,435

Gross profit	47,535	51,719	155,365	169,020

Selling, general and administrative expenses	32,418	32,723	101,225	99,238

Operating income	15,117	18,996	54,140	69,782

Other expense (income):
Interest expense	609	1,097	1,810	4,496
Interest income	(344)	(401)	(1,119)	(1,108)
Other expense (income)	54	286	(2,228)	(118)

Other expense (income), net	319	982	(1,537)	3,270

Income before income taxes	14,798	18,014	55,677	66,512

Provision for income taxes	5,569	6,986	20,492	25,347

Net income	$9,229	$11,028	$35,185	$41,165

Per share data:
Net income per common share, basic	$0.35	$0.42	$1.33	$1.59

Weighted-average shares outstanding, basic	26,463	26,038	26,412	25,934

Net income per common share, diluted	$0.35	$0.42	$1.32	$1.56

Weighted-average shares outstanding, diluted	26,565	26,423	26,572	26,325

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